Exhibit 99.1

AMENDMENT NUMBER ONE

TO THE

GEVITY HR, INC. 2005 EQUITY INCENTIVE PLAN

WHEREAS, Gevity HR, Inc., a Florida corporation (the “Company”), previously adopted the Gevity HR, Inc. 2005 Equity Incentive Plan (the “Plan”);

WHEREAS, Section 5.9 of the Plan reserves to the Company the right to amend the Plan by action of its Board of Directors (the “Board”); and

WHEREAS, the Company desires to amend the Plan in certain respects.

NOW, THEREFORE, pursuant to the power of amendment reserved in Section 5.9 of the Plan, the Company hereby amends the Plan as follows, effective as of the date the adoption of this Amendment Number One is approved by the shareholders of the Company:

1.             Section 2.2 of the Plan is amended to replace the third sentence of such section with the following:

“Each Stock Incentive granted under the Plan prior to the “400,000 share limit” (as defined in Section 2.4) being exhausted, shall reduce the Maximum Plan Shares by one share for every one share subject to the Stock Incentive. Each Option or Stock Appreciation Right granted under the Plan after the 400,000 share limit is exhausted shall reduce the Maximum Plan Shares by one share of Stock for every one share subject to the Stock Incentive. For this purpose, after the 400,000 share limit is exhausted, the number of shares of Stock taken into account with respect to a Stock Appreciation Right shall be the number of shares underlying the grant and not the number of shares delivered upon exercise of the Stock Appreciation Right. Each Stock Incentive granted under the Plan after the 400,000 share limit is exhausted that may result in the issuance of shares of Stock, other than an Option or Stock Appreciation Right, shall reduce the Maximum Plan Shares by 3 shares of Stock for every one share subject to the Stock Incentive. The shares of Stock deducted from the Maximum Plan Shares (and the 400,000 share limit, if applicable) that are attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any applicable Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall be restored and again be available for purposes of the Plan. In addition, to the extent a Stock Incentive is settled in cash, rather than by the issuance of shares of Stock, the number of shares deducted against the Maximum Plan Shares (and the 400,000 share limit, if applicable) with respect thereto shall be restored and again be available for purposes of the Plan.”

2.	The last sentence of Section 2.4 of the Plan is amended to provide as follows:

“Except as described in the special share reduction rules of Section 2.2 that apply after the “400,000 share limit” (as defined below) is exhausted, the maximum aggregate number of shares of Stock subject to (1) Stock Awards, (2) Stock Appreciation Rights, (3) Dividend Equivalent Rights, (4) Phantom Shares and (5) Performance Unit Awards which may be settled in shares of Stock that may be granted under the Plan may not exceed 400,000 (the “400,000 share limit”).”

IN WITNESS WHEREOF, the undersigned authorized officer of the Company hereby adopts this Amendment Number One on February 20, 2008.

Gevity HR, Inc.

By:	/s/ Edwin E. Hightower, Jr.
Name:	Edwin E. Hightower, Jr.
Title:	Vice President and General Counsel